Exhibit 99.1

My dear friends and colleagues at FranklinCovey,

As I approach my 80th year, I am increasingly experiencing age-related health challenges. Many of you know that my wife, Sandra, has also faced health challenges in recent years and managed them with great courage and cheerfulness. After counseling with my family and closest advisors, I’ve made the decision to put first things first and transition from my public work as a speaker, consultant, and broadcast media personality, to a more private life, where I can dedicate myself wholly to my writing and a few other key projects that I believe will continue to build and enable FranklinCovey’s profoundly important mission.

I am deeply excited to bring to completion several books I’ve been working on with colleagues and co-authors for years, including The 3rd Alternative: Solving Life’s Most Difficult Problems, a book that I consider my life’s work and which will be released in October.

Consistent with my long-held conviction about “living life in crescendo,” I look to the future with great optimism and believe I have many important contributions ahead of me, both professionally and with my family.

I express my heartfelt gratitude for the privilege of working with you in spreading principle-centered leadership around the world and I wish God’s choicest blessings upon each of you.

With admiration and appreciation,

Stephen R. Covey